Exhibit 99.4

AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (this “Amendment Agreement”), dated as of February 9, 2012, is entered into by and between Four Rivers BioEnergy Inc., a Nevada corporation (the “Company”) and GCP VIII, LLC (the “Holder”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Purchase Agreement and the 2011 Debenture, as defined below.

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of May 5, 2011, between the Company and the Holder (the “Purchase Agreement”) and the agreements entered into in connection therewith, the Company issued the Original Issue Discount Debentures Due May 5, 2013 (the “2011 Debenture”) to the Holder;

WHEREAS, the Company and Holders wish to amend certain terms and conditions of the Transaction Documents pursuant to the terms hereof;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holders agree as follows:

1.

Amendment to the Maturity Date of the 2011 Debenture.  The date in the definition of “Maturity Date” in the 2011 Debenture which currently reads “May 5, 2013” is hereby amended to read “December 31, 2012”.

2.

Amendments to Purchase Agreement.

a.

The Company and the Holder hereby amend and restate Section 2.1(b)(vi) of the Purchase Agreement in its entirety as follows:

“On the Second Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $286,666 in principal amount of the Debentures (corresponding to an aggregate Subscription Amount of $215,000). Each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and the Company shall deliver to each Purchaser its respective Debenture and a Warrant, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Second Closing.  Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Second Closing shall occur at the offices of Ellenoff Grossman & Schole LLP or such other location as the parties shall mutually agree on February 9, 2012.”

3.

Waivers.  The Holder hereby waives (i) the Second Closing Notice requirement and (ii) the closing conditions for the Second Closing collectively referred to as the Second Closing Corporate Milestones and as set forth in Section 2.3(b)(vi) of the Purchase Agreement.

4.

Amended Second Closing.  The Company and the Holder hereby agree that the Second Closing shall be held on February 9, 2012 (the “Amended Second Closing Date”).  On the Amended Second Closing Date, the Company shall deliver to the Holder a Debenture, the in form attached hereto as Exhibit A, with a principal amount equal to $286,666, along with the Holder’s Warrant to purchase up to 98,186 shares of Common Stock, and the Holder shall deliver to the Company the Holder’s Subscription Amount, as set forth on the Holder’s signature page of this Amendment Agreement.  For clarity and avoidance of doubt, the closing of the Second Closing shall be subject to, and otherwise in accordance with, all of the terms and conditions set forth in the Purchase Agreement, except for those conditions expressly waived in Section 3 of this Amendment Agreement.

5.

Additional Company Representations.  The Company’s execution and delivery of this Amendment Agreement and the Company’s consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith.  This Amendment Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.  The Company hereby represents that no Event of Default (as defined in the 2011 Debentures) has occurred and is continuing as of the date hereof

6.

Fees and Expenses.  The Company hereby agrees that it will reimburse the Holder $25,000 for its due diligence and legal fees and expenses at the Second Closing (which amount shall be reduced from the Second Closing Subscription Amount).   Except as set forth in this section, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment Agreement.

7.

Transaction Documents.  The Purchase Agreement and the related Transaction Documents are hereby amended so that the term “Transaction Documents” includes this Amendment Agreement.  The foregoing amendments are given solely in respect of the transactions contemplated hereby.  Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.  In addition, the waivers set forth herein shall be null and void in the event the Second Closing is not consummated on or before February 9, 2012.

8.

Public Disclosure.  On or before 8:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, reasonably acceptable to the Holders disclosing the material terms of the transactions contemplated hereby and attaching this Amendment Agreement as an exhibit thereto. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

9.

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by the terms of the Purchase Agreement.

10.

Execution and Counterparts. This Amendment Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party, and such counterparts may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOUR RIVERS BIOENERGY, INC.

By:	/s/ Martin Thorp
Name: Martin Edward Thorp
Title: Chief Financial Officer and Director

********************

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR HOLDERS FOLLOW]

[HOLDER'S SIGNATURE PAGE TO FRBE AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: GCP VIII LLC

Signature of Authorized Signatory of Purchaser: By: /s/ J. Hartman

Name of Authorized Signatory: Jaime Hartman

Title of Authorized Signatory: Managing Member

Subscription Amount: $215,000__________________

[SIGNATURE PAGES CONTINUE]